Exhibit 8.1

April 27, 2023

Freedom Acquisition I Corp.

14 Wall Street, 20th Floor

New York, NY 10005

Re:	Freedom Acquisition I Corp. Registration Statement on Form S-4 – Certain Material U.S. Federal Income Tax Considerations – The Domestication

Ladies and Gentlemen:

We have acted as special tax counsel to Freedom Acquisition I Corp., a Cayman Islands exempted company (“FACT”), in connection with the proposed domestication of FACT as a corporation incorporated in the State of Delaware (the “Domestication”) at least one day prior to the closing of the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of October 3, 2022, as amended by that certain First Amendment to Business Combination Agreement, dated as of December 26, 2022, as further amended by that certain Second Amendment to Business Combination Agreement, dated as of January 17, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among FACT, Jupiter Merger Sub I Corp., a Delaware corporation and wholly owned subsidiary of FACT, Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of FACT, Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation (“Complete Solaria”), and The Solaria Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Complete Solaria. This opinion is being delivered in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) initially filed by FACT on February 3, 2023, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the Domestication and the Business Combination. Capitalized terms not defined herein have the meanings specified in the Registration Statement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Business Combination Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus, (iv) the tax representation letter of FACT delivered to us for purposes of this opinion (the “Representation Letter”), and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1. Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Domestication) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2. The Domestication will be consummated in the manner contemplated by, and in accordance with the provisions of, the Business Combination Agreement, the Registration Statement and the Proxy Statement/Prospectus, and the Domestication will be effective under the laws of the Cayman Islands and the State of Delaware;

3. All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Domestication, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Domestication;

4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Domestication, in each case without such qualification; and

5. The parties to the Business Combination Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement, the Registration Statement and the Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the Proxy Statement/Prospectus, the discussion set forth under the caption “Certain Material U.S. Federal Income Tax Considerations—The Domestication” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Domestication to U.S. Holders of FACT securities.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1. This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the U.S. Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Domestication. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2. No opinion is expressed as to any transaction other than the Domestication as described in the Business Combination Agreement, the Registration Statement, and the Proxy Statement/Prospectus, or as to any matter whatsoever, including the Domestication, if, to the extent relevant to our opinion, either (a) any or all of the transactions described in the Business Combination Agreement are not consummated in accordance with the terms of the Business Combination Agreement or any provisions thereof are waived or breached, or (b) any or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the Proxy Statement/Prospectus, and the Representation Letter, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Certain Material U.S. Federal Income Tax Considerations—The Domestication.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP